Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange
(952) 745-2755
Patricia L. Quaal
(952) 745-2758
www.tcfexpress.com

TCF FINANCIAL CORPORATION   200 Lake Street East, Wayzata, MN 55391-1693

TCF Announces 5% Stock Repurchase Program

WAYZATA, MN, July 22, 2003 — TCF Financial Corporation (TCF) (NYSE:TCB) announced today that its board of directors has authorized a new program for the company to acquire up to 5 percent of TCF common stock, or 3.6 million shares.  The shares will be acquired from time to time, depending on market conditions, through open market or privately negotiated transactions.

Since January 1998, TCF has repurchased 24 million shares of its common stock at a total cost of $779.3 million for an average price per share of $32.52.  TCF has 1.2 million shares remaining in its current stock repurchase program previously authorized by its board of directors in October 2001.  At June 30, 2003, TCF had 71.6 million common shares outstanding.

TCF is a Wayzata, Minnesota-based national financial holding company with $11.8 billion in assets.  TCF has more than 390 banking offices in Minnesota, Illinois, Michigan, Wisconsin, Colorado and Indiana.  Other TCF affiliates provide leasing and equipment finance, mortgage banking, brokerage, and investments and insurance sales.

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